Exhibit 5.1

Graphjet Technology Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands	D +1 345 815 1877
E bradley.kruger@ogier.com

Reference: BKR/500113.00003

28 August 2024

Graphjet Technology (the Company)

We have acted as legal advisers to the Company in connection with the Company’s registration statement on Form S-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Act), (including its exhibits, the Registration Statement) relating to:

(a)	the issuance of up to an aggregate of 12,028,075 Class A ordinary shares of the Company of a par value of US$0.0001 per share (the Class A Ordinary Shares), which consists of (i) 11,500,000 Class A Ordinary Shares issuable upon the exercise of 11,500,000 warrants originally issued in the initial public offering of Energem Corp. (the Public Warrants) and (ii) 528,075 Class A Ordinary Shares issuable upon the exercise of 528,075 warrants (the Sponsor Warrants, together with the Public Warrants, the Warrants) that made up a part of the private units originally issued in a private placement in connection with Energem Corp.’s initial public offering; and

(b)	the resale from time to time by (A) the selling securityholders named in the Registration Statement or their permitted transferees of up to an aggregate of 108,848,493 Class A Ordinary Shares, which consists of (i) 250,000 Class A Ordinary Shares issued by the Company in a private placement on 14 March 2024 (the 2024 PIPE), (ii) an aggregate of 3,403,075 Class A Ordinary Shares issued to Energem LLC and its affiliates, including 2,875,000 Class A Ordinary Shares originally issued as Class B ordinary shares and 528,075 Class A Ordinary Shares originally issued as part of the placement units shares in connection with the initial public offering of Energem Corp., (iii) 202,500 Class A Ordinary Shares issued to EF Hutton LLC, (iv) 2,760,000 Class A Ordinary Shares issued to Arc Group Limited, (v) an aggregate of 100,212,918 Class A Ordinary Shares received by certain of the Company’s insiders, (vi) 2,050,000 Class A Ordinary Shares issued in satisfaction of the payment and cancellation of certain promissory notes, and (B) the selling warrantholders named in the Registration Statement or their permitted transferees of up to an aggregate of 528,075 warrants that made up a part of the private units originally issued in a private placement in connection with Energem Corp.’s initial public offering.

Ogier (Cayman) LLP 89 Nexus Way Camana Bay Grand Cayman, KY1-9009 Cayman Islands T +1 345 949 9876 F +1 345 949 9877 ogier.com	A list of Partners may be inspected on our website

Graphjet Technology

28 August 2024

This opinion is given in accordance with the terms of the “Legal Matters” section of the Registration Statement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in Schedule 1. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined copies of the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar).

Corporate power

(b)	The Company has all requisite power under its M&A (as defined in Schedule 1) to issue the Class A Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement (including the issuance of the Class A Ordinary Shares upon the exercise of the Warrants in accordance with the Documents).

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Corporate authorisation

(c)	The Company has taken all requisite corporate action to authorise the issuance of the Class A Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement (including the issuance of the Class A Ordinary Shares upon the exercise of the Warrants in accordance with the Documents).

Shares

(d)	The Class A Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement (including the issuance of the Class A Ordinary Shares upon the exercise of the Warrants in accordance with the Documents), when issued by the Company upon:

(i)	payment in full of the consideration as set out in the Documents and in accordance with the terms set out in the Documents and in accordance with the M&A; and

(ii)	the entry of those Class A Ordinary Shares as fully paid on the register of members of the Company,

shall be validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, the Class A Ordinary Shares are only issued when they have been entered into the register of members of the Company.

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents or the M&A to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

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(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any agreement, deed or document entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and also consent to the reference to this firm in the Registration Statement under the heading “Legal Matters”. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Ogier (Cayman) LLP

Graphjet Technology

28 August 2024

Schedule 1

Documents examined

1	The Registration Statement.

2	The satisfaction and discharge of indebtedness with an effective date of 21 December 2023 between Energem Corp. Graphjet Technology Sdn. Bhd. And EF Hutton LLC (the Satisfaction and Discharge Agreement).

3	The share purchase agreement dated 20 December 2023, as amended and restated on 10 January 2024, between Graphjet Technology Sdn. Bhd., Energem Corp. and Dato’ Sri Pang Chow Huat (the PIPE Agreement).

4	The amended and restated share purchase agreement dated as of 24 January 2024 between Graphjet Technology Sdn. Bhd., Energem Corp. and Dato’ Sri Pang Chow Huat (the PIPE Investment Purchase Agreement).

5	The securities subscription agreement dated 30 January 2023 with an effective date of 31 December 2022 between ARC Group Limited and Energem Corp. (the ARC Subscription Agreement).

6	The assignment of shares agreement dated 15 November 2021 between Energem LLC as assignor and ARC Group Limited as assignee whereby Energem LLC assigned 149,031 Class B ordinary shares in Energem Corp. to ARC Group Limited (the Assignment Agreement).

7	The private placement unit purchase agreement dated as of 18 November 2021 executed by Energem Corp. and Energem LLC (the Private Placement Unit Purchase Agreement).

8	The warrant agreement dated as of 18 November 2021 executed by Energem Corp. and Continental Stock Transfer & Trust Company (the Warrant Documents and, together with the PIPE Investment Purchase Agreement and the Registration Statement, the Documents).

9	The registration rights agreement dated as of 18 November 2021 between the Company, Energem LLC and the other parties thereto.

10	The conversion and payoff agreement dated 11 March 2024 between Graphjet Technology Sdn. Bhd. and each of Lim Hooi Beng and Liu Yu (the First Noteholder Conversion Agreement).

11	The conversion and payoff agreement dated 11 March 2024 between Graphjet Technology Sdn. Bhd. and each Lim Hooi Beng and Liu Yu (the Second Noteholder Conversion Agreement).

12	The conversion and payoff agreement dated 11 March 2024 between Graphjet Technology Sdn. Bhd. and Liu Yu (the Third Noteholder Conversion Agreement together with the First Noteholder Conversion Agreement and Second Noteholder Conversion Agreement, the Conversion Agreements).

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13	The contribution and exchange agreement dated 26 August 2024 between the Company and each of Lim Hooi Beng and Liu Yu (the Noteholder Exchange Agreement).

14	The Certificate of Incorporation of the Company dated 6 August 2021 and the Certificate of Incorporation on Change of Name of the Company dated 14 March 2024, each issued by the Registrar (together, the Certificate of Incorporation).

15	The amended and restated memorandum and articles of association of the Company, as adopted by special resolution effective on 14 March 2024 (together, the M&A).

16	A Certificate of Good Standing dated 5 August 2024 (the Good Standing Certificate) issued by the Registrar in respect of the Company.

17	A certificate dated as of the date hereof as to certain matters of fact signed by a director of the Company in the form annexed hereto (the Director’s Certificate).

18	The written resolutions of all of the directors of the Company passed on 29 October 2021, 18 November 2021, 4 March 2024 and 23 August 2024 (the Written Resolutions).

19	The minutes of a meeting of the directors of the Company held on 28 July 2022 (together with the Written Resolutions, the Board Resolutions).

20	The Register of Writs and Other Originating Process maintained by the office of the Clerk of Courts in the Cayman Islands as inspected by us on 28 August 2024 (the Register of Writs).

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Schedule 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Certificate of Incorporation, the M&A, the Good Standing Certificate, the Board Resolutions and the Director’s Certificate is in full force and effect and is accurate and complete as at the date of this opinion. Without limiting the foregoing, all corporate authorisations in force on the date hereof in respect of the Company will remain in full force and effect on the date of the issuance of any Class A Ordinary Shares.

5	Where any Document has been provided to us in draft or undated form, that Document has been executed by all parties in materially the form provided to us.

6	There will be no intervening circumstance relevant to this opinion between the date hereof and the date upon which the Class A Ordinary Shares are issued.

7	The M&A have not been amended, varied, supplemented or revoked in any respect.

8	The powers and authority of the directors set out in the M&A have not been varied or restricted in any way by resolution or direction of the shareholders of the Company.

9	There is nothing under any law (other than the laws of the Cayman Islands) that would or might affect the opinions herein.

Status, authorisation and execution

10	Each of the parties to the Documents other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

11	Each Document has been duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws (including the laws of the Cayman Islands).

12	In authorising the execution and delivery of each Document by the Company and the issue and allotment of the Class A Ordinary Shares and Warrants, the exercise of its rights and performance of its obligations under each Document, each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her.

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13	The persons named in the Board Resolutions as authorised to execute the Documents on behalf of the Company in fact executed such documents with the intention to bind the Company.

14	Any individuals who sign or have signed documents or give information on which we rely, have the legal capacity under all relevant laws (including the laws of the Cayman Islands) to sign such documents and give such information.

Enforceability

15	Each of the Documents is legal, valid, binding and enforceable against all relevant parties in accordance with its terms under its governing law and all other relevant laws (other than, in the case of the Company, the laws of the Cayman Islands).

16	If an obligation is to be performed in a jurisdiction outside the Cayman Islands, its performance will not be contrary to an official directive, impossible or illegal under the laws of that jurisdiction.

17	No moneys paid to or for the account of any party under a Document represent, or will represent, criminal property or terrorist property (as defined in the Proceeds of Crime Act (Revised) of the Cayman Islands and the Terrorism Act (Revised) of the Cayman Islands respectively). None of the parties to the Documents is acting or will act in relation to the transactions contemplated by the Documents, in a manner inconsistent with sanctions imposed by Cayman Islands authorities, or United Nations or United Kingdom sanctions or measures extended by statutory instrument to the Cayman Islands by order of His Majesty in Council.

18	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of the Documents nor the exercise by any party to the Documents of its rights or the performance of its obligations under them contravene those laws or public policies.

19	There are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Documents or the transactions contemplated by them or restrict the powers and authority of the Company in any way.

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20	None of the transactions contemplated by the Documents relate to any shares, voting rights or other rights (Relevant Interests) that are subject to a restrictions notice issued pursuant to the Companies Act (Revised) of the Cayman Islands (the Restrictions Notice).

Share issuance

21	The issued shares of the Company have been issued at an issue price in excess of the par value thereof and have been entered on the register of members of the Company as fully paid.

22	The Class A Ordinary Shares to be issued shall be issued at an issue price in excess of the par value thereof.

23	There are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

24	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Class A Ordinary Shares.

25	The common shares held by each of the Noteholders in Graphjet Technology Sdn. Bhd. have been validly issued under the laws of Malaysia.

26	Each Noteholder is not prevented under any organisational documents of Graphjet Technology Sdn. Bhd., or under the laws of Malaysia, from contributing such common shares in exchange for the Class A Ordinary Shares in the manner contemplated by the Contribution and Exchange Agreement.

27	The common shares held by each Noteholder in Graphjet Technology Sdn. Bhd. immediately prior to the completion of the transactions contemplated by the Contribution and Exchange Agreement, were free and clear of any liens, encumbrances or rights or pre-emption, or other similar rights.

28	The Contribution and Exchange Agreement, and the transactions contemplated therein, are valid and enforceable under the laws of Malaysia.

Approvals, consents and filings

29	The Company has obtained all consents, licences, approvals and authorisations of any governmental or regulatory authority or agency or of any other person that it is required to obtain pursuant to the laws of all relevant jurisdictions (other than those of the Cayman Islands) to ensure the legality, validity, enforceability, proper performance and admissibility in evidence of the Documents. Any conditions to which such consents, licences, approvals and authorisations are subject have been, and will continue to be, satisfied or waived by the parties entitled to the benefit of them.

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30	All of the following that are necessary to ensure the validity, legality, enforceability or admissibility in evidence of the Documents have been made or paid:

(a)	all notarisations, apostillings and consularisations required pursuant to the laws of all relevant jurisdictions (other than those of the Cayman Islands); and

(b)	all filings, recordings, registrations and enrolments of the Documents with any court, public office or elsewhere in any jurisdiction outside the Cayman Islands; and

(c)	all payments outside the Cayman Islands of stamp duty, registration or other tax on or in relation to the Documents.

31	No Class A Ordinary Shares or Warrants will be issued unless and until all required Nasdaq approvals and shareholder approvals required by the rules and regulations of Nasdaq (if any) have been obtained. Any conditions to which such approvals are subject have been, and will continue to be, satisfied or waived by the parties entitled to the benefit of them.

Sovereign immunity

32	The Company is not a sovereign entity of any state and does not have sovereign immunity for the purposes of the UK State Immunity Act 1978 (which has been extended by statutory instrument to the Cayman Islands).

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Schedule 3

Qualifications

Good Standing

1	Under the Companies Act annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Limited liability

3	We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

Non-assessable

4	In this opinion, the phrase “non-assessable” means, with respect to the Class A Ordinary Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder of the Company, be liable for additional assessments or calls on the Class A Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Register of Writs

5	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

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(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator, trustee in bankruptcy or restructuring officer in respect of the Company or any of its assets, as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.

Enforceability

6	In this opinion, the term “enforceable” means that the relevant obligations are of a type that the courts of the Cayman Islands will ordinarily enforce, but it does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular, but without limitation:

(a)	enforcement may be limited by insolvency or similar laws affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. In particular, equitable remedies, such as specific performance and injunction, will only be granted by a court in its discretion and may not be available where the court considers damages to be an adequate remedy;

(c)	a claim may be barred by statutes of limitation, or it may be or become subject to defences of set-off, abatement, laches or counterclaim and the doctrines of estoppel, waiver, election, forbearance or abandonment;

(d)	a court may refuse to allow unjust enrichment;

(e)	enforcement of an obligation of a party under a Document may be invalidated or vitiated by reason of fraud, duress, misrepresentation or undue influence or it may be limited by Cayman Islands law dealing with frustration of contracts;

(f)	a provision of a Document that fetters any statutory power of a Cayman Islands’ company, such as a provision restricting the company’s power to commence its winding up, to alter its memorandum and articles of association or to increase its share capital, may not be enforceable;

(g)	the effectiveness of a provision in a Document releasing a party from a liability or duty otherwise owed may be limited by law;

(h)	a court will not enforce a provision of a Document to the extent that it may be illegal or contrary to public policy in the Cayman Islands or purports to bar a party unconditionally from, seeking any relief from the courts of the Cayman Islands or any other court or tribunal chosen by the parties;

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(i)	a provision of a Document is construed as being penal in nature, in that it provides that a breach of a primary obligation results in a secondary obligation that imposes a detriment on the contract-breaker out of all proportion to any legitimate interest of the innocent party in the enforcement of the primary obligation, will not be enforceable (and we express no opinion as to whether such a provision is proportionate);

(j)	a court may refuse to give effect to a provision in a Document (including a provision that relates to contractual interest on a judgment debt) that it considers usurious;

(k)	a court may not enforce a provision of a Document to the extent that the transactions contemplated by it contravene economic or other sanctions imposed in respect of certain states or jurisdictions by a treaty, law, order or regulation applicable to the Cayman Islands;

(l)	a court may refuse to give effect to a provision in a Document that involves the enforcement of any foreign revenue or penal laws;

(m)	where a contract provides for the payment of legal fees and expenses incurred by a party to that contract in enforcing the contract, a party who succeeds in enforcing the contract is entitled to recover by court judgment the amount of the legal fees and expenses found to be due under the terms of the contract. In all other cases, costs of legal proceedings can only be recovered from another party to the proceedings by a court order, which is a matter for the discretion of the court, and such costs are liable to taxation (assessment by the court); and

(n)	enforcement or performance of any provision in a Document which relates to a Relevant Interest may be prohibited or restricted if any such Relevant Interest is or becomes subject to a Restrictions Notice.

7	A court may determine in its discretion the extent of enforceability of a provision of the a Document that provides for or requires, as the case may be:

(a)	severability of any provision of the Documents held to be illegal or unenforceable;

(b)	any calculation, determination or certificate to be conclusive or binding, including if that calculation, determination or certificate is fraudulent or manifestly inaccurate or has an unreasonable or arbitrary basis;

(c)	the vesting in a party of a discretion or of a power to determine a matter in its opinion, if that discretion is exercised unreasonably or the opinion is not based on reasonable grounds; or

(d)	written amendments or waivers of the Documents if a purported amendment or waiver is effected by oral agreement or course of conduct, and we express no opinion on any provisions of that type.

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8	The law of the Cayman Islands may not recognise a difference between negligence and gross negligence.

9	Where any Document is dated “as of” a specific date, although the parties to that Document have agreed between themselves that, as a matter of contract and to the extent possible, their rights and obligations under it take effect from a date prior to the date of execution and delivery, that Document still comes into effect on the date it is actually executed and delivered. Rights of third parties under that Document also take effect from the date that Document is actually executed and delivered, rather than the “as of” date.

Public offering in the Cayman Islands

10	The Company is prohibited by section 175 of the Companies Act from making any invitation to the public in the Cayman Islands to subscribe for any of its securities.